Exhibit 99.1

                              FOR IMMEDIATE RELEASE

                      NASTECH ANNOUNCES NEW LINE OF CREDIT

Hauppauge, New York, July 12, 2000 - Nastech Pharmaceutical Company Inc (NASDAQ:
NSTK) announced today that it has entered into a new equity line of credit which will allow it to sell, at its discretion, up to 1.2 million common shares over the next three years to an investor introduced to the Company by the investment banking firm, Jesup & Lamont Securities Corporation. The common shares will be sold to the investor at a discount to market price at the time of sale.

The equity line of credit is conditioned upon the effectiveness of a registration statement that the Company will file with the Securities and Exchange Commission within the next 45 days. The common shares sold to the investor will be registered on such registration statement and will be resold by means of a current prospectus.

"This financing is targeted to address certain future capital needs associated with clinical development of key products in our pipeline," said Andrew Zinzi, Chief Financial Officer of Nastech. "We will continue to monitor the capital markets for other capital funding opportunities to fund, among other things, the development of intranasal delivery of proteins and peptides. Because we will draw down on the equity line of credit only when it is necessary and when we believe our stock price allows us to sell shares at a reasonable cost, opening the equity line of credit at this time does not immediately dilute our shareholder value."

Nastech is recognized worldwide as a leader in nasal drug delivery technology. The Company utilizes its proprietary STA-T(TM) process to administer intranasally for systemic effect a portfolio of drugs for indications that are mediated through the central nervous system, including scopolamine hydrobromide for the prevention and treatment of motion sickness, apomorphine hydrochloride for the treatment of sexual dysfunction, morphine for treatment of moderate-to-severe pain, including breakthrough pain, and butorphanol tartrate for treatment of migraine pain. The Company has commercial partnerships with several pharmaceutical companies, including Bristol-Myers Squibb and Schwarz Pharma.

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This press release does not constitute an offer of any securities for sale.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements reflect the Company's intentions, expectations or beliefs concerning future events, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause results to differ from those contained in the forward-looking statements are risks relating to FDA approval of new products, technology and product development milestones, the ability of the Company to leverage its product development and negotiate favorable collaborative agreements, the commencement of sales, the sufficiency of the Company's cash flow (combined with the new equity line of credit) for future liquidity and capital resource needs. In addition, significant fluctuations in quarterly results may occur as a result of varying milestone payments and the timing of costs and expenses related to the Company's research and development program. These and other associated risks are further described in the Company's filings made from time to time with the Securities and Exchange Commission.